Grant No.: ___-__-PS-_

ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants performance shares relating to shares of its common stock, $.01 par value (the “Stock”), to the individual named below as the Holder, subject to the vesting conditions set forth in the attachment.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Royal Gold, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”).

Grant Date:

Name of Holder:

Holder’s Social Security Number:

Number of Performance Shares Covered
by Grant:

This Performance Share grant is subject to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is available for your review upon request to the Corporate Secretary.  You should carefully review the Plan, and the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:	President and Chief Executive Officer

Attachment

This is not a stock certificate or a negotiable instrument.

ROYAL GOLD, INC.
2004 OMNIBUS LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Performance Shares Transferability
This grant is an award of performance shares in the number of shares set forth on the cover sheet, subject to the vesting conditions described below (the “Performance Shares”).  Your Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.

Vesting
The Performance Shares shall vest as follows:  One Hundred percent (100%) of the Performance Shares granted hereunder shall vest upon achievement of an increase in adjusted free cash flow per share (“AFCPS”) to $____ per basic weighted average share outstanding (“WASO”).  For the period ended _________, the trailing twelve month AFCPS was $____ per WASO.  This increase to $_____ per WASO represents a ____ percent compounded annual growth rate (“CAGR”) over the contractual term of the Performance Shares granted hereunder. Vesting may occur upon achievement of twenty five percent increments of the target increase in AFCPS, or upon achievement of trailing twelve month AFCPS of $_____ per WASO for twenty five percent (25%) vesting, $_____ per WASO for fifty percent (50%) vesting and $_____ per WASO for seventy five percent (75%) vesting.

AFCPS is defined as operating income plus production taxes, exploration expenses, depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, and calculated quarterly on a trailing twelve month basis.

WASO is defined as the weighted average number of shares outstanding over the previous twelve month period, which is reported each fiscal quarter as Basic Weighted Average Shares Outstanding in our Consolidated Statements of Operations and Comprehensive Income.

Notwithstanding the foregoing vesting rules, if you incur an Involuntary Termination in connection with a Corporate Transaction, you shall be one hundred percent (100%) vested in the Performance Shares as of the date of such Involuntary Termination.

For this purpose, Involuntary Termination in connection with a Corporate Transaction means a termination of your Service during the one year period commencing with a Corporate Transaction by reason of:

(a) your involuntary discharge by the Company for reasons other than Cause; or

(b)       your voluntary resignation from the Company following (i) a material adverse change in your title or responsibilities with the Company, (ii) a material reduction in your base salary, or (iii) receipt of notice that your principal work place will be relocated by more than 50 miles.

The Compensation, Nominating and Corporate Governance Committee has the authority to certify whether the vesting thresholds set forth above have been achieved within the meaning of Treasury Regulations, Section 1.162-27(e)(5). Further, the Compensation, Nominating and Corporate Governance Committee shall determine if you have incurred an Involuntary Termination and whether or not such Involuntary Termination was in connection with a Corporate Transaction.  Any such determinations shall be made in the sole discretion of the Committee.

The resulting aggregate number of vested Performance Shares will be rounded down to the nearest whole number of Performance Shares.  You may not vest in more than the number of Performance Shares covered by this grant.

Except as may be provided in an applicable employment agreement between you and the Company or an Affiliate, no additional Performance Shares will vest after your Service has terminated for any reason.

All Performance Shares that have not vested by the fifth anniversary of the Grant Date will be forfeited.

Delivery of Stock Pursuant to Vested Performance Shares
A certificate for all of the shares of Stock represented by the vested Performance Shares (which shares of Stock will be rounded down to the nearest number of whole shares) will be delivered to you on or immediately after you have vested in such Performance Shares provided that, if vesting occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market, or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading plan or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of such shares of Stock will be delayed until the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction.

Forfeiture of Unvested Performance Shares
In the event that your Service terminates for any reason, unless otherwise provided in an applicable employment agreement between you and the Company or an Affiliate and except as provided above in the case of an Involuntary Termination in connection with a Corporate Transaction, you will forfeit all of the Performance Shares that have not yet vested.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Performance Shares or your acquisition of Stock under this grant.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to:  (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) cause an immediate forfeiture of shares of Stock subject to the Performance Shares granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights
Neither the Performance Shares nor this Agreement give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.  The Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock relating to the vested Performance Shares has been issued (or an appropriate book entry has been made).  No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Performance Shares covered by this grant shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.  Performance Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Corporate Secretary at (303) 573-1660 to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Performance Shares.  Any prior agreements, commitments or negotiations concerning the Performance Shares are superseded.

Stock Ownership Requirements
You are required to continue to hold fifty percent (50%) of the shares of Stock acquired pursuant to this Performance Share grant (such 50% to be determined after reducing the shares of Stock covered by this grant by the number shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant) until the number of shares of stock owned by you equals or exceeds ______.

By signing the cover sheet of this Agreement, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.